Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES SECOND QUARTER

FISCAL 2026 RESULTS

Double-Digit Growth in Recorded Music Driven by Digital and Synch Demand

Outlook for Revenue and Adj. EBITDA Raised for Fiscal 2026

November 4, 2025, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the second quarter of fiscal 2026 ended September 30, 2025.

Recent Highlights:

•	Revenue of $45.4 million, increased 7% organically, or 12% including acquisitions year-over-year

o	Music Publishing Revenue rose 8% year-over-year

o	Recorded Music Revenue increased by 21% year-over-year

•	Operating Income of $10.7 million, increased by 6% year-over-year

•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $18.2 million, an increase of 10% year-over-year

•	Net Income of $2.2 million, or $0.03 per share, compared to net income of $0.2 million, or $0.00 per share year-over-year

•	Adjusted EBITDA of $19.4 million, up 10% year-over-year

•	Acquired the publishing catalog of music and cultural icon Miles Davis, as well as rights to his recorded music and partnering with the estate on name and likeness

•	Extended publishing deal for the catalog of Nick Drake, and executed a new deal with the Drake estate to represent the catalog of Nick’s mother Molly Drake together with our partners at Blue Raincoat Music Publishing

•	Announced emerging markets deals in conjunction with PopArabia for the publishing and recorded music catalog of Iraqi production house HFM production and the publishing and recorded music catalog of Kuwaiti singer-songwriter Essa Almarzoug, as well as a publishing deal with Moroccan singer-rapper-songwriter-producer 88 Young

•	Signed publishing deals with Platinum-selling songwriter Emily Reid, Grammy-nominated songwriter-producer Dave Pittenger, and 1960s teen idol Bobby Vinton

Management Commentary:

“Our second fiscal quarter was hallmarked by the addition of the publishing catalog of musical and cultural icon Miles Davis, in addition to rights to his recorded music and shared rights to his name and likeness. We are honored to partner with his estate ahead of his centennial year in 2026 to collaborate on unique value enhancement opportunities and share his legacy with the next generation across platforms,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “Beyond this marquee deal, Reservoir continued our focus on our long-term growth strategies, through disciplined investments in our catalog, key strategic partnerships, and global diversification. We are building a scalable platform for sustained growth and meaningful value creation, and we remain focused on driving consistent, long-term returns for our shareholders.”

Second Quarter Fiscal 2026 Financial Results

Summary Financials	Q2 FY26	Q2 FY25	Change
Total Revenue	$45.4	$40.7	12%
Music Publishing Revenue	$30.9	$28.6	8%
Recorded Music Revenue	$13.0	$10.7	21%
Operating Income	$10.7	$10.1	6%
OIBDA	$18.2	$16.6	10%
Net Income	$2.2	$0.2	NM
Adjusted EBITDA	$19.4	$17.6	10%

(Table Notes: $ in millions; Quarters ended September 30th; Unaudited; NM = Not Meaningful)

Total revenue in the second quarter of fiscal 2026 increased 12% to $45.4 million, compared to $40.7 million in the second quarter of fiscal 2025. This increase was driven by an 8% increase in Music Publishing revenue, alongside a 21% increase in Recorded Music revenue that was largely attributable to an increase in Performance revenue in the Music Publishing segment and continued growth of Digital revenue within the Recorded Music segment.

Operating income in the second quarter of fiscal 2026 was $10.7 million compared to operating income of $10.1 million in the second quarter of fiscal 2025. OIBDA in the second quarter of fiscal 2026 increased 10% to $18.2 million, compared to $16.6 million in the prior year’s quarter. Adjusted EBITDA in the second quarter of fiscal 2026 increased 10% to $19.4 million, compared to $17.6 million last year, primarily because of an increase in total revenues, slightly offset by an increase in administrative expenses. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income (loss), respectively.

Net income in the second quarter of fiscal 2026 was $2.2 million, or $0.03 per share, compared to net income of $0.2 million, or $0.00 per share, in the year-ago quarter. The increase in net income was primarily driven by the decrease in loss on fair value of swaps and increase in operating income, partially offset by higher interest expense, income tax expense and loss on foreign exchange.

Second Quarter Fiscal 2026 Segment Review

Music Publishing	Q2 FY26	Q2 FY25	Change
Revenue by Type
Digital	$16.1	$15.6	3%
Performance	$7.5	$5.1	47%
Synchronization	$4.6	$5.8	(21%)
Mechanical	$1.6	$1.1	51%
Other	$1.1	$1.0	5%
Total Revenue	$30.9	$28.6	8%
OIBDA	$11.3	$11.0	3%

(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Music Publishing Revenue in the second quarter of fiscal 2026 was $30.9 million, an increase of 8% compared to $28.6 million in last fiscal year’s second quarter. The increase was mainly due to an increase in Performance revenue driven by the performance of hit songs, an increase in Mechanical revenue primarily driven by the strength of physical sales and the acquisition of new catalogs, as well as an increase in Digital revenue.

In the second quarter of fiscal 2026, Music Publishing OIBDA increased 3% to $11.3 million, compared to $11.0 million in the second quarter of fiscal 2025. Music Publishing OIBDA margin in the second quarter decreased from 38% to 37%. The increase in Music Publishing OIBDA was driven by an increase in revenues, and the decrease in OIBDA Margin reflects higher cost of revenue and administration expenses as percentages of revenues.

Recorded Music	Q2 FY26	Q2 FY25	Change
Revenue by Type
Digital	$8.7	$7.2	20%
Physical	$1.3	$1.5	(10%)
Neighboring Rights	$1.1	$1.1	2%
Synchronization	$1.8	$0.9	106%
Total Revenue	$13.0	$10.7	21%
OIBDA	$6.6	$5.4	22%

(Table Notes: $ in millions; Quarters ended September 30th; Unaudited)

Recorded Music Revenue in the second quarter of fiscal 2026 was $13.0 million, an increase of 21% compared to $10.7 million in last year’s second quarter. The increase was driven by an increase in digital revenue driven by the acquisition of catalogs and continued growth at music streaming services and an increase in synchronization revenue driven by the timing of licenses.

In the second quarter of fiscal 2026, Recorded Music OIBDA increased 22%, to $6.6 million, compared to $5.4 million in the second quarter of fiscal 2025. This increase primarily reflects an increase in revenues. Recorded Music OIBDA margin in the second quarter remains unchanged at 51%.

Balance Sheet and Liquidity

For the six months ended September 30, 2025, cash provided by operating activities was $25.3 million, an increase of $3.4 million compared to the same period last year, primarily due to an increase in cash provided by working capital and an increase in earnings.

As of September 30, 2025, Reservoir had cash and cash equivalents of $27.9 million and $124.2 million available for borrowing under its revolving credit facility, for total available liquidity of $152.1 million. Total debt was $421.8 million (net of $4.0 million of deferred financing costs) and Net Debt was $393.9 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $21.4 million and $58.2 million available for borrowing under its revolving credit facility, for total available liquidity of $79.6 million as of March 31, 2025. Total debt was $388.1 million (net of $3.7 million of deferred financing costs) and Net Debt was $366.7 million as of March 31, 2025.

Fiscal Year 2026 Outlook

Reservoir narrows and positively adjusts its previously provided financial outlook ranges for fiscal year 2026, and expects the financial results for the year ending March 31, 2026, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$167M - $170M	6%
Adjusted EBITDA	$70M - $72M	8%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, stated, “Our financial performance emphasizes our ability to drive value from our existing portfolio and consistently identify high-quality, high-demand assets with attractive economics. With the first half of the fiscal year behind us, we have the confidence to positively adjust our guidance ranges for both revenue and adjusted EBITDA for the 2026 fiscal year.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the second quarter for fiscal year ending March 31, 2026 at 10:00 a.m. EST today, November 4, 2025. The conference call can be accessed via webcast in the Investor Relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, Abu Dhabi, and Mumbai. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir represents copyrights and master recordings including titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard's Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide's The A&R Awards and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2025 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reservoir Media, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss) Three and Six Months Ended September 30, 2025 versus September 30, 2024
(Unaudited) (Expressed in U.S. dollars)

	Three Months Ended September 30,			Six Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Revenues	$45,435,051	$40,667,393	12%	$82,599,344	$74,984,236	10%
Costs and expenses:
Cost of revenue	16,532,205	14,831,371	11%	29,724,920	28,112,487	6%
Amortization and depreciation	7,556,863	6,430,019	18%	14,870,600	12,814,776	16%
Administration expenses	10,659,442	9,283,977	15%	21,870,589	18,973,414	15%
Total costs and expenses	34,748,510	30,545,367	14%	66,466,109	59,900,677	11%

Operating income	10,686,541	10,122,026	6%	16,133,235	15,083,559	7%

Interest expense	(6,741,657)	(4,960,408)		(13,037,615)	(10,019,806)
(Loss) gain on foreign exchange	(387,010)	(36,348)		708,404	(95,811)
Loss on fair value of swaps	(315,998)	(5,126,907)		(1,313,163)	(5,617,202)
Other income (expense), net	(90,707)	1,033		(254,483)	(98,489)
Income (loss) before income taxes	3,151,169	(604)		2,236,378	(747,749)
Income tax expense (benefit)	947,313	(152,593)		676,247	(446,561)
Net income (loss)	2,203,856	151,989		1,560,131	(301,188)
Net loss attributable to noncontrolling interests	53,985	33,026		142,051	139,548
Net income (loss) attributable to Reservoir Media, Inc.	$2,257,841	$185,015		$1,702,182	$(161,640)

Earnings (loss) per common share:
Basic	$0.03	$-		$0.03	$-
Diluted	$0.03	$-		$0.03	$-

Weighted average common shares outstanding:
Basic	65,566,514	65,186,357		65,468,739	65,079,114
Diluted	66,273,757	65,837,273		66,166,846	65,079,114

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2025 versus March 31, 2025

(Unaudited)

(Expressed in U.S. dollars)

	September 30, 2025	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$27,939,407	$21,386,140
Accounts receivable	35,882,779	37,848,611
Current portion of royalty advances	14,869,185	15,182,463
Other current assets	5,093,461	4,867,081
Total current assets	83,784,832	79,284,295

Intangible assets, net	752,471,272	719,673,219
Equity method and other investments	2,581,853	1,100,000
Royalty advances, net of current portion and reserves	55,131,561	55,508,155
Property and equipment, net	459,517	406,784
Operating lease right of use assets, net	6,657,157	5,949,418
Fair value of swap assets	856,181	1,828,303
Other assets	1,593,138	1,376,836
Total assets	$903,535,511	$865,127,010

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,085,207	$5,394,755
Royalties payable	48,554,356	47,210,727
Accrued payroll	1,021,598	2,588,758
Deferred revenue	5,005,731	1,885,462
Other current liabilities	3,280,881	7,954,208
Income taxes payable	1,393	803,342
Total current liabilities	61,949,166	65,837,252

Secured line of credit	421,813,199	388,134,754
Deferred income taxes	39,784,463	38,228,099
Operating lease liabilities, net of current portion	6,648,113	5,723,930
Fair value of swap liability	751,049	410,008
Other liabilities	473,030	593,185
Total liabilities	531,419,020	498,927,228

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,560	6,524
Additional paid-in capital	345,557,414	344,145,789
Retained earnings	24,849,752	23,147,570
Accumulated other comprehensive income (loss)	522,810	(2,422,107)
Total Reservoir Media, Inc. shareholders' equity	370,936,536	364,877,776
Noncontrolling interest	1,179,955	1,322,006
Total shareholders' equity	372,116,491	366,199,782
Total liabilities and shareholders' equity	$903,535,511	$865,127,010

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Six Months Ended September 30, 2025 versus September 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2025	2024	2025	2024
Revenues	$45,435	$40,667	$82,599	$74,984
Cost of revenue	16,532	14,831	29,725	28,112
Administration expenses	10,659	9,284	21,871	18,973
OIBDA	18,243	16,552	31,004	27,898
Amortization and depreciation	7,557	6,430	14,871	12,815
Operating income	$10,687	$10,122	$16,133	$15,084

Reservoir Media, Inc. and Subsidiaries

Music Publishing Segment OIBDA

Three and Six Months Ended September 30, 2025 versus September 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2025	2024	2025	2024
Revenues	$30,875	$28,596	$55,808	$52,596
Cost of revenue	13,047	11,782	23,483	22,418
Administration expenses	6,512	5,853	13,445	12,434
OIBDA	$11,317	$10,961	$18,880	$17,744

Reservoir Media, Inc. and Subsidiaries

Recorded Music Segment OIBDA

Three and Six Months Ended September 30, 2025 versus September 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2025	2024	2025	2024
Revenues	$12,982	$10,693	$23,426	$20,323
Cost of revenue	3,486	3,049	6,242	5,695
Administration expenses	2,901	2,239	5,735	4,773
OIBDA	$6,596	$5,405	$11,450	$9,856

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Three and Six Months Ended September 30, 2025 versus September 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2025	2024	2025	2024
Net Income (Loss)	$2,204	$152	$1,560	$(301)
Income Tax Expense (Benefit)	947	(153)	676	(447)
Interest Expense	6,742	4,960	13,038	10,020
Amortization and Depreciation	7,557	6,430	14,871	12,815
EBITDA	17,450	11,390	30,145	22,087
Loss (Gain) on Foreign Exchange(a)	387	36	(708)	96
Loss on Fair Value of Swaps(b)	316	5,127	1,313	5,617
Non-cash Share-based Compensation(c)	1,113	1,053	2,247	2,327
Other (Income) Expense, Net(d)	91	(1)	254	98
Adjusted EBITDA	$19,357	$17,605	$33,251	$30,226

(a)	Reflects the (gain) or loss on foreign exchange fluctuations.
(b)	Reflects the non-cash loss on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects Reservoir’s share of losses recorded by equity method investments.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

###